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Ex12b
                                  IDACORP, Inc.
                       Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                                                                    Twelve Months
                                               Twelve Months Ended December 31,                         Ended
                                                  (Thousands of Dollars)                              March 31,
                                         1997         1998        1999        2000          2001        2002
Earnings, as defined:
  Income before income taxes         $  133,570    $ 133,806   $ 137,021   $ 210,701   $  189,860    $  171,833
  Adjust for distributed income of
  equity investees                       (3,943)      (4,697)       (837)     (3,116)      (1,620)       (2,609)
  Equity in loss of equity method
    investments                               0          458         435         186          296           268
  Minority interest in losses of
    majority owned subsidiaries               0         (125)        (37)     (1,468)        (612)         (405)
  Fixed charges, as below                69,634       69,923      72,243      73,261       85,034        84,121

     Total earnings, as defined      $  199,261    $ 199,365   $ 208,825   $ 279,564   $  272,958    $  253,208

Fixed charges, as defined:
  Interest charges                   $   60,761    $  60,677   $  62,975   $  63,339   $   75,305    $   74,640
  Preferred stock dividends of
  subsidiaries- gross up-IDACORP
  rate                                    7,891        8,445       8,313       8,886        8,142         7,867
  Rental interest factor                    982          801         955       1,036        1,587         1,614

     Total fixed charges                 69,634       69,923      72,243      73,261       85,034        84,121

  Preferred dividends requirements            0            0           0           0            0             0

     Total combined fixed charges
     and preferred dividends         $   69,634    $  69,923   $  72,243   $  73,261   $   85,034    $   84,121

Ratio of earnings to combined fixed
charges and preferred dividends           2.86x        2.85x       2.89x       3.82x        3.21x         3.01x

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